UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 6, 2009

RIVIERA HOLDINGS CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-21430	88-0296885
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2901 Las Vegas Boulevard Las Vegas, Nevada		89109
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (702) 794-9237

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On June 30, 2009, Riviera Holdings Corporation (the “Company”) failed to pay interest due under the Company’s $245 million Credit Agreement, dated June 8, 2007 (together with related security agreements and other credit-related agreements, the “Credit Facility”) entered into by the Company and its restricted subsidiaries with Wachovia Bank, National Association (“Wachovia”), as administrative agent.  July 6, 2009, marked the end of a three-day grace period to pay interest due on June30, 2009, under the Credit Facility.  The Company’s failure to pay interest due on any loan within the Credit Facility within a three-day grace period from the due date is an event of default under the Credit Facility.

As previously reported on Current Reports on Form 8-K filed on March 4, 2009 and April 6, 2009; on the Annual Report on Form 10-K filed March 31, 2009, as amended; and on the Quarterly Report on Form 10-Q  for the quarter ended March 31, 2009, certain other events of default under the Credit Facility, including the Company’s failure to pay interest due, had occurred or were continuing to occur.  As a result of such defaults, outstanding principal and unpaid interest bears interest at increased rates, as well as certain other limitations are in effect, as provided in the Credit Facility, as previously disclosed.  The Company continues to engage Wachovia in discussions regarding events of default under the Credit Facility.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 8, 2009	RIVIERA HOLDINGS CORPORATION

	By:	/s/ Phillip B. Simons
Phillip B. Simons
Treasurer and Chief Financial Officer